Exhibit 3.18

THIRD

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

PAULSBORO NATURAL GAS PIPELINE COMPANY LLC

Dated as of 28, 2017

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PAULSBORO NATURAL GAS PIPELINE COMPANY LLC

A Delaware Limited Liability Company

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PAULSBORO NATURAL GAS PIPELINE COMPANY LLC (the “Company”), dated as of February 28, 2017, is adopted, executed and agreed to by the Member (as defined below) upon the Member’s execution of this Agreement.

RECITALS

WHEREAS, the Company was previously governed by that certain Second Amended and Restated Limited Liability Company Agreement, dated as of January 14, 2011 (the “Second Amended and Restated Limited Liability Company Agreement”);

WHEREAS, on the date hereof, the Member acquired 100% of the issued and outstanding membership interests in the Company pursuant to that certain Contribution Agreement, dated as of February 15, 2017, by and between the PBF Logistics LP, a Delaware limited partnership, and PBF Energy Company LLC, a Delaware limited liability company and the owner of 100% of the issued and outstanding membership interests in PBF Holding Company LLC, a Delaware limited liability company and the previous sole member of the Company (the “Former Member”), and a related assignment; and

WHEREAS, the Member desires to amend and restate the Second Amended and Restated Limited Liability Company Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Member hereby agrees to and adopts the following:

Section 1. Definitions. Capitalized terms used in this Agreement shall have the meanings given such terms (and grammatical variations of such terms have correlative meanings), as set forth below.

“Act” shall have the meaning assigned such term in Section 2.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of the Company, together with the exhibits attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” shall have the meaning assigned to such term in Section 11(b).

“Company” shall have the meaning assigned such term in the Preamble to this Agreement.

“Control” (and its derivatives) means the possession, directly or indirectly, through one or more intermediaries, of (1) (a) in the case of a corporation, limited liability company, partnership, limited partnership or venture, more than 50% of the equity ownership therein; (b) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (c) in the case of any other Person or entity, more than 50% of the economic or beneficial interest therein; and (2) in the case of any Person or entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the Person or entity.

“Dispose” means to sell, assign, transfer, convey, gift, exchange or otherwise dispose of such asset, whether such disposition be voluntary, involuntary or by operation of law.

“Former Member” shall have the meaning ascribed to such term in the Recitals to this Agreement.

“Member” means PBFX Operating Company LLC, a Delaware limited liability company, or any successor Member of the Company.

“Membership Interests” means the limited liability company interests of the Company held by the Member, in its capacity as such, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by the Member (under the Act, this Agreement or otherwise) in its capacity as the Member and otherwise to participate in the management of the Company; and all obligations, duties and liabilities imposed on the Member (under the Act, this Agreement, or otherwise) in its capacity as the Member.

“Officer” shall have the meaning assigned to such term in Section 10.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency, or political subdivision thereof or other entity.

“Second Amended and Restated Limited Liability Company Agreement” shall have the meaning ascribed to such term in the Recitals to this Agreement.

Section 2. Formation; Conversion and Name Change. On December 13, 2010, the Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) by virtue of the filing of a Certificate of Formation with the Secretary of State of the State of Delaware. Pursuant to the Act and the terms of that certain Purchase Agreement, dated as of September 24, 2010, by and between the Former Member and Valero Refining and Marketing Company, the name of the Company was changed from “Valero Natural Gas Pipeline Company” to “Paulsboro Natural Gas Pipeline Company LLC” upon the filing of the appropriate certificates with the Secretary of State of the State of Delaware.

Section 3. Name. The name of the company shall be “Paulsboro Natural Gas Pipeline Company LLC”. The Company’s business may be conducted under any other name or names as determined by the Board of Directors.

Section 4. Registered Office; Registered Agent; Principal Office. The registered office of the Company in the State of Delaware shall be the registered office as the Board of Directors may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be such Person or Persons as the Board of Directors may designate from time to time in the manner provided by law. The Company may have such other offices as the Board of Directors may determine appropriate.

Section 5. Term. The Company commenced on the filing of the Certificate of Formation and shall have a perpetual existence, unless and until it is sooner dissolved in accordance with Section 11 below.

Section 6. Purposes. The purposes of the Company will be any activity that lawfully may be conducted by a limited liability company organized pursuant to the Act.

Section 7. Members.

(a) Sole Member. The Member is the sole member of the Company and owner of 100% of the Membership Interests in the Company.

(b) Membership Interest Certificates.

(i) Ownership of the Membership Interests shall be evidenced by Membership Interest certificates substantially in the form of Exhibit A hereto. The Company shall issue one or more certificates to the Member, which certificates need not bear a seal of the Company but shall be signed by any Person authorized by the Company to sign such certificates who shall certify the percentage of Membership Interests represented by such certificate. The certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the holder’s name and percentage of Membership Interests. The Company may determine the conditions upon which a new certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Company and each transfer agent and registrar against any and all losses or claims that may arise by reason of the issuance of a new certificate in the place of the one so lost, stolen or destroyed. The Company shall maintain books for the purpose of registering the transfer of limited liability company interests.

(ii) In connection with a transfer in accordance with this Agreement of any limited liability company interests in the Company, the certificate(s) evidencing the limited liability company interests shall be delivered to the Company for cancellation, and the Company shall thereupon issue a new certificate to the transferee evidencing the limited liability company interests that were transferred and, if applicable, the Company shall issue a new certificate to the transferor evidencing any limited liability company interests registered in the name of the transferor that were not transferred. Each certificate shall bear a legend on the reverse side thereof substantially in the following form in addition to any other legend required by law or by agreement with the Company:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

(iii) Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. So long as any pledge of any membership interests is in effect, this Section 7(b)(iii) shall not be amended and any purported amendment to this provision shall not take effect until all outstanding certificates have been surrendered for cancellation.

Section 8. Distributions. The Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act.

Section 9. Board of Directors.

(a) Power; Number; Term of Office. As provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors and, subject to the direction of the Board of Directors, the Officers, who shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law, as amended from time to time. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Board of Directors and the Officers (subject to the direction of the Board of Directors) shall have full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

(b) Number. The number of directors that shall constitute the whole Board of Directors shall be determined from time to time by the Board of Directors. If the Board of Directors makes no such determination, the number of directors shall be not less than one and not more than seven. Each director shall hold office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be members nor residents of the state of formation of the Company. The directors of the Company as of the date of this Agreement are set forth on Exhibit B hereto.

(c) Quorum; Voting. A majority of the total number of directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

(d) Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Company, except as otherwise provided by law, in such place or places, within or without the state of formation of the Company, as the Board of Directors may from time to time determine. At all meetings of the Board of Directors, business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board, or in the Chairman of the Board’s absence, by the President (should the President be a director), or in the President’s absence, by the Vice Chairman of the Board, or by the Board of Directors.

(e) Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by the Chairman of the Board or, in the absence of the Chairman of the Board, by the President (should the President be a director), or in the President’s absence, by the Vice Chairman of the Board, or by the Board of Directors. Notice of such regular meetings shall not be required.

(f) Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President (should the President be a director) or, on the written request of any two directors, by the Secretary, in each case on at least twenty-four (24) hours personal, written, facsimile or other electronic-transmission notice to each director. Such notice, or any waiver thereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or this Agreement. Meetings may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing.

(g) Election of Directors. Each director shall be elected by the Member and shall serve in such capacity until such director’s successor has been elected and qualified or until such director dies, resigns, or is removed.

(h) Removal: Replacement. Any director or the entire Board of Directors may be removed, with or without cause by the Member. If a director dies, resigns or is removed, such director’s replacement shall be selected by the Member.

(i) Vacancies: Increases in the Number of Directors. Vacancies existing on the Board of Directors for any reason and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and any director so chosen shall hold office until the next annual election and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

(j) Compensation. Directors and members of standing committees may receive such compensation as the Board of Directors from time to time shall determine to be appropriate, and shall be reimbursed for all reasonable expenses incurred in attending and returning from meetings of the Board of Directors.

(k) Action Without a Meeting; Telephone Conference Meetings.

(i) Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if a majority of the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a vote of consent or approval of a majority of the members of the Board of Directors at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of the state of formation of the Company.

(ii) Subject to the requirement for notice of meetings, members of the Board of Directors or members of any committee designated by the Board of Directors may participate in a meeting of such Board of Directors or committee, as the case may be, by means, of a conference telephone connection or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(l) Approval or Ratification of Acts or Contracts by the Member. The Board of Directors, in its discretion, may submit any act or contract for approval or ratification to the Member, and any act or contract that shall be approved or be ratified by the Member shall be valid and binding upon the Company.

(m) Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate committees as it shall see fit consisting of one or more of the directors, one of whom shall be designated chairman of each such committee. Any such committee shall have and may exercise such powers and authority as provided in the resolution creating it and as determined from time to time by the Board of Directors.

Section 10. Officers.

(a) Number, Titles and Term of Office. The Board of Directors may appoint such officers of the Company as the Board of Directors may deem necessary or advisable to manage the day-to-day business affairs of the Company (collectively, the “Officers”). Officers may be given titles or may be designated as “authorized persons.” To the extent authorized by the Board of Directors, any Officer may act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company and its subsidiaries. The Officers of the Company as of the date of this Agreement are set forth on Exhibit C hereto.

(b) Removal. The Board of Directors may, in its sole discretion, remove any Officer with or without cause at any time, subject to any applicable employment agreement.

Section 11. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. The Company shall also be dissolved, and its affairs shall be wound up, upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (A) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee, or (B) the resignation of the Member and the admission of an additional member of the Company), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. “Bankruptcy” means, with respect to any Person or entity, if such Person or entity (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or entity or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person or entity seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s or entity’s consent or acquiescence of a trustee, receiver or liquidator of such Person or entity or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 13. Miscellaneous.

(a) Assignment.

(i) The Member may assign in whole or in part its limited liability company interest in the Company. The transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest in the Company, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

(ii) Notwithstanding any other provisions in this Agreement, each member shall be entitled to pledge its membership interests to, and otherwise grant a lien and security interest in its membership interests and all of its right, title and interest under this Agreement in favor of, the Company’s lenders (or an agent on behalf of such lenders) without any further consents, approvals or actions required by such lenders (or agent), any member, the Company or any other person under this Agreement or otherwise. So long as any such pledge of or security interest in any member’s membership interests is in effect, no consent of the Company or any member shall be required to permit a pledgee thereof or any purchaser of a member’s membership interests from such pledgee to be substituted for such member under this Agreement upon the exercise of such pledgee’s rights with respect to such membership interests and such substituted member shall have all rights and powers as a Member under this Agreement. So long as any such pledge of any membership interests is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.

(b) Resignation. The Member may not resign or otherwise cease to be a member of the Company unless, prior thereto, a substitute Member has been admitted to the Company by executing an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

Section 14. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 15. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 16. Indemnification. The directors and officers of the Company shall not be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by such director or such officer in good faith, unless such act or omission constitutes gross negligence, willful misconduct, or a breach of this Agreement on the part of the directors or officers of the Company. The Company shall indemnify the directors or officers of the Company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the directors or officers of the Company (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the directors or officers in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the directors or officers of the Company.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEMBER:

PBFX OPERATING COMPANY LLC

By:	/s/ Trecia Canty
	Name:	Trecia Canty
	Title:	Senior Vice President, General Counsel and Secretary

Third Amended and Restated Limited Liability Company Agreement of

Paulsboro Natural Gas Pipeline Company LLC

EXHIBIT A

FORM OF MEMBERSHIP INTEREST CERTIFICATE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

Membership Interest Certificate in Paulsboro Natural Gas Pipeline Company LLC

Certificate No. [ ]	[100%] of Membership Interests

Paulsboro Natural Gas Pipeline Company LLC, a Delaware limited liability company (the “Company”), hereby certifies that                              (the “Holder”) is the registered owner of [    ]% of the limited liability company interests in the Company (the “Membership Interests”). The rights, preferences and limitations of the Membership Interests are set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company, effective as of [        ] [    ], 2017, as amended, supplemented or restated from time to time (the “Agreement”), a copy of which is on file at the principal office of the Company.

By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Membership Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

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IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its authorized officer as of the date set forth below.

Dated:

By:
Name:
Title:

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EXHIBIT B

DIRECTORS

Thomas Nimbley	Director

Matthew Lucey	Director

Trecia Canty	Director

Erik Young	Director

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EXHIBIT C

OFFICERS

Thomas Nimbley	Chief Executive Officer

Matthew Lucey	Executive Vice President

Erik Young	Senior Vice President, Chief Financial Officer

Trecia Canty	Senior Vice President, General Counsel and Secretary

James Fedena	Senior Vice President, Logistics

John Barone	Controller, Chief Accounting Officer and Assistant Secretary

John E. Luke	Treasurer

Heather Chelpaty	Vice President, HSE

Wendy Ho Tai	Vice President, Human Resources

John Rebele	Assistant Treasurer

Joseph Marino	Assistant Controller

Arthur Warden III	Deputy General Counsel and Assistant Secretary

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